Exhibit 99.1

BEACON REPORTS TRANSITION PERIOD AND CALENDAR
YEAR 2021 RESULTS

•
Record calendar year performance including net sales, net income, and Adjusted EBITDA
•
Achieved near-record net income margin in the calendar year, as well as double-digit Adjusted EBITDA margin for the first time in Beacon’s history
•
Record calendar fourth quarter net sales with strong pricing execution throughout 2021 and revenue growth across all three lines of business
•
Successful recent acquisitions of Midway Wholesale and Crabtree Siding expanded presence in two key markets
•
Divestiture of solar products business sharpened focus on core business
•
Poised to deliver multi-year strategy and financial targets at upcoming Investor Day

HERNDON, VA.—(BUSINESS WIRE)—February 3, 2022—Beacon (Nasdaq: BECN) (the “Company”) announced results today for the period from October 1, 2021 to December 31, 2021 (the "transition period") and for the calendar year ended December 31, 2021 ("calendar year 2021" or "2021"). Commencing January 1, 2022, the Company’s fiscal years will end on December 31. To aid the comparability of future financial data to historical financial data, the Company has recast certain unaudited historical financial information on the basis of twelve months ended December 31.

“2021 was nothing short of transformational. I’m extremely proud of the Beacon team’s ability to successfully execute in a supply-challenged environment to finish the year in record fashion. We eclipsed a meaningful profitability threshold, delivering double-digit Adjusted EBITDA margin for the first time in our history,” said Julian Francis, Beacon’s President and CEO. “Our calendar fourth quarter results are a demonstration of our positive momentum entering 2022, as we again generated record top-line and bottom-line results. Our renewed financial flexibility provided us the capacity to reinvest in the growth of our business. We successfully closed on two acquisitions in recent months, expanding our presence in key markets. In addition, we divested our solar products business, further focusing our team on delivering high-caliber service to our core exteriors customer. The strategic achievements that we have accomplished in 2020 and 2021 give us great confidence in our future, and we look forward to sharing our longer-term strategic plan called Ambition 2025 with the investment community later this month.”

Transition Period and Calendar Year 2021 Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(Unaudited; $ in millions, except per share amounts)
Net sales	$1,754.9	$1,576.5	$6,820.4	$6,077.9
Gross profit	$461.6	$399.7	$1,819.6	$1,480.1
Gross margin %	26.3%	25.4%	26.7%	24.4%

Operating expense	$355.2	$304.6	$1,351.5	$1,369.0
% of net sales	20.2%	19.3%	19.8%	22.5%
Adjusted Operating Expense[1]	$306.4	$275.8	$1,213.9	$1,098.2
% of net sales[1]	17.5%	17.5%	17.8%	18.1%

Net income (loss) from continuing operations	$68.1	$47.4	$241.9	$(9.9)
% of net sales	3.9%	3.0%	3.5%	(0.2%)
Adjusted Net Income (Loss)[1]	$105.3	$71.0	$394.4	$198.6
% of net sales[1]	6.0%	4.5%	5.8%	3.3%
Adjusted EBITDA[1]	$174.1	$142.9	$685.9	$464.6
% of net sales[1]	9.9%	9.1%	10.1%	7.6%

Net income (loss) from continuing operations per share — diluted ("EPS")	$0.76	$0.59	$2.69	$(0.49)

___________________________

1.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Transition Period

Net sales increased 11.3% compared to the prior year to $1.75 billion, a record for net sales from continuing operations for the calendar fourth quarter. Transition period net sales increased across all three lines of business, largely driven by a weighted-average selling price increase of approximately 15-16%. This was partially offset by an implied average sales volume decrease of approximately 4-5%, due to supply chain challenges in the current year and a strong prior year comparable.

Residential roofing product sales increased 8.9%, complementary product sales increased 15.7%, and non-residential roofing product sales increased 12.8% compared to the prior year. The three-month periods ending December 31, 2021 and 2020 each had 62 business days.

Gross margin improved to 26.3%, from 25.4% in the prior year, primarily reflecting pricing execution that drove price-cost improvement, partially offset by an unfavorable sales mix. The increase in operating expense was primarily driven by the $22.3 million loss on sale of the solar products business ("Solar Products"). In addition, operating expense and Adjusted Operating Expense increased in the transition period due to higher payroll and benefits expense, higher general and administrative expenses driven by increased professional fees, and higher selling costs. Operating expense increased as a percent of sales, reflecting the loss on sale of Solar Products, while Adjusted Operating Expense as a percent of sales remained even with the prior year period.

Net income (loss) from continuing operations was $68.1 million, compared to $47.4 million in the prior year. Adjusted EBITDA was $174.1 million, compared to $142.9 million in the prior year. EPS was $0.76, compared to $0.59 in the prior year. Improvements in transition period results compared to the prior year period were largely driven by higher sales and gross margins.

Calendar Year 2021

Net sales increased 12.2% compared to the prior year despite one fewer business day, an annual record for net sales from continuing operations. Residential roofing product sales increased 11.3%, complementary product sales increased 19.4%, and non-residential roofing product sales increased 8.5% compared to the prior year. Calendar years 2021 and 2020 had 253 and 254 business days, respectively.

Gross margin improved to 26.7% in 2021, from 24.4% in the prior year, primarily reflecting pricing execution and price-cost improvement. Operating expense decreased compared to the prior year, primarily due to the write-off of certain trade names in connection with the Company’s rebranding efforts in the prior period, as well as the positive impact of productivity initiatives and cost focus. The decrease was partially offset by an increase in payroll and employee benefit costs, primarily due to the year-over-year increase in annual incentive expense in 2021, higher wages, and the impact of certain temporary cost actions taken in 2020 in response to the COVID-19 pandemic. Adjusted Operating Expense was comparatively higher in 2021, primarily due to the same factors. Both operating expense and Adjusted Operating Expense decreased as a percent of sales, reflecting the positive impact of net sales growth, productivity initiatives and cost management.

Net income (loss) from continuing operations was $241.9 million, compared to $(9.9) million in the prior year. Adjusted EBITDA was $685.9 million, compared to $464.6 million in the prior year. EPS was $2.69 in 2021, compared to $(0.49) in the prior year.

Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Earnings Call

The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Transition Period and Calendar Year 2021 Earnings Call
When:	Thursday, February 3, 2022
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations

Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 80,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their business with us online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
Head of Investor Relations	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	% of Net Sales	2020	% of Net Sales	2021	% of Net Sales	2020	% of Net Sales
Net sales	$1,754.9	100.0%	$1,576.5	100.0%	$6,820.4	100.0%	$6,077.9	100.0%
Cost of products sold	1,293.3	73.7%	1,176.8	74.6%	5,000.8	73.3%	4,597.8	75.6%
Gross profit	461.6	26.3%	399.7	25.4%	1,819.6	26.7%	1,480.1	24.4%
Operating expense:
Selling, general and administrative	294.2	16.7%	265.2	16.8%	1,167.7	17.1%	1,057.5	17.4%
Depreciation	16.5	0.9%	13.9	0.9%	61.5	0.9%	56.2	0.9%
Amortization	22.2	1.3%	25.5	1.6%	100.0	1.5%	255.3	4.2%
Loss on sale of business	22.3	1.3%	—	0.0%	22.3	0.3%	—	0.0%
Total operating expense	355.2	20.2%	304.6	19.3%	1,351.5	19.8%	1,369.0	22.5%
Income (loss) from operations	106.4	6.1%	95.1	6.1%	468.1	6.9%	111.1	1.9%
Interest expense, financing costs, and other	17.4	1.0%	30.0	2.0%	85.5	1.3%	120.2	2.1%
Loss on debt extinguishment	—	0.0%	—	0.0%	60.2	0.9%	—	0.0%
Income (loss) from continuing operations before income taxes	89.0	5.1%	65.1	4.1%	322.4	4.7%	(9.1)	(0.2%)
Provision for (benefit from) income taxes	20.9	1.2%	17.7	1.1%	80.5	1.2%	0.8	0.0%
Net income (loss) from continuing operations	68.1	3.9%	47.4	3.0%	241.9	3.5%	(9.9)	(0.2%)
Net income (loss) from discontinued operations[1]	(0.1)	0.0%	(267.9)	(17.0%)	1.1	0.0%	(268.1)	(4.4%)
Net income (loss)	68.0	3.9%	(220.5)	(14.0%)	243.0	3.5%	(278.0)	(4.6%)
Dividends on Preferred Stock	6.0	0.4%	6.0	0.4%	24.0	0.3%	24.0	0.4%
Net income (loss) attributable to common stockholders	$62.0	3.5%	$(226.5)	(14.4%)	$219.0	3.2%	$(302.0)	(5.0%)

Weighted-average common stock outstanding:
Basic	70.3		69.2		70.0		68.9
Diluted	71.5		70.0		71.2		68.9

Net income (loss) per share:
Basic - Continuing operations	$0.78		$0.60		$2.74		$(0.49)
Basic - Discontinued operations	—		(3.87)		0.01		(3.89)
Basic net income (loss) per share	$0.78		$(3.27)		$2.75		$(4.38)

Diluted - Continuing operations	$0.76		$0.59		$2.69		$(0.49)
Diluted - Discontinued operations	—		(3.83)		0.01		(3.89)
Diluted net income (loss) per share	$0.76		$(3.24)		$2.70		$(4.38)

________________________

1.
On February 10, 2021, the Company completed the sale of its interior products and insulation businesses (“Interior Products”) to Foundation Building Materials Holding Company LLC. Unless otherwise noted, the Company has reflected Interior Products as discontinued operations for all periods presented. The results of operations from Solar Products have been included within income from continuing operations and are not material to the Company’s overall results.

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets

(Unaudited; in millions)

	December 31,	September 30,	December 31,
	2021	2021	2020
Assets
Current assets:
Cash and cash equivalents	$225.8	$260.0	$461.4
Accounts receivable, net	855.2	978.3	746.4
Inventories, net	1,161.7	1,084.5	952.9
Prepaid expenses and other current assets	367.2	345.9	330.0
Current assets held for sale	—	—	997.0
Total current assets	2,609.9	2,668.7	3,487.7
Property and equipment, net	256.3	236.6	209.5
Goodwill	1,777.4	1,760.9	1,757.5
Intangibles, net	421.0	414.8	492.6
Operating lease assets	413.9	399.2	371.8
Deferred income taxes, net	61.9	64.5	12.4
Other assets, net	8.9	9.8	2.1
Total assets	$5,549.3	$5,554.5	$6,333.6

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$794.2	$812.9	$738.3
Accrued expenses	472.1	546.7	440.4
Current operating lease liabilities	89.0	88.5	84.0
Current finance lease liabilities	6.4	5.0	1.8
Current portion of long-term debt/obligations	10.0	10.0	11.3
Current liabilities held for sale	—	—	175.1
Total current liabilities	1,371.7	1,463.1	1,450.9
Borrowings under revolving lines of credit, net	—	—	151.7
Long-term debt, net	1,612.9	1,614.5	2,494.1
Deferred income taxes, net	0.8	0.7	—
Non-current operating lease liabilities	326.3	311.3	286.6
Non-current finance lease liabilities	26.0	22.9	6.3
Total liabilities	3,337.7	3,412.5	4,389.6

Convertible Preferred Stock	399.2	399.2	399.2

Stockholders' equity:
Common stock	0.7	0.7	0.7
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,148.6	1,145.0	1,109.8
Retained earnings	682.5	620.5	463.5
Accumulated other comprehensive income (loss)	(19.4)	(23.4)	(29.2)
Total stockholders' equity	1,812.4	1,742.8	1,544.8
Total liabilities and stockholders' equity	$5,549.3	$5,554.5	$6,333.6

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows1

(Unaudited; in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating Activities
Net income (loss)	$68.0	$(220.5)	$243.0	$(278.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	38.7	52.3	161.6	379.5
Stock-based compensation	2.8	4.9	20.5	16.9
Certain interest expense and other financing costs	1.3	2.9	7.1	11.6
Loss on debt extinguishment	—	—	60.2	—
Gain on sale of fixed assets and other	(1.6)	(0.6)	(4.8)	(3.8)
Deferred income taxes	1.6	(85.9)	(51.7)	(113.8)
Loss on sale of business	22.3	355.4	27.5	355.4
338(h)(10) election refund	—	—	—	(5.1)
Changes in operating assets and liabilities:
Accounts receivable	137.6	149.6	(93.3)	(19.7)
Inventories	(89.1)	(89.3)	(224.8)	3.3
Prepaid expenses and other current assets	(26.2)	18.0	(34.6)	(52.2)
Accounts payable and accrued expenses	(102.6)	(227.5)	68.9	262.2
Other assets and liabilities	(3.2)	1.6	(12.9)	9.2
Net cash provided by (used in) operating activities	49.6	(39.1)	166.7	565.5

Investing Activities
Purchases of property and equipment	(23.3)	(18.0)	(71.8)	(54.3)
Acquisition of business, net	(89.0)	—	(89.0)	5.1
Proceeds from sale of business	35.8	—	871.8	—
Proceeds from the sale of assets	1.7	0.7	5.4	4.7
Net cash provided by (used in) investing activities	(74.8)	(17.3)	716.4	(44.5)

Financing Activities
Borrowings under revolving lines of credit	—	2.3	250.0	1,289.6
Payments under revolving lines of credit	—	(102.3)	(407.0)	(1,355.5)
Borrowings under term loan	—	—	1,000.0	—
Payments under term loan	(2.5)	(2.4)	(948.4)	(9.7)
Borrowings under senior notes	—	—	350.0	—
Payment under senior notes	—	—	(1,300.0)	—
Payment of debt issuance costs	—	—	(20.3)	(0.7)
Payment of call premium	—	—	(31.7)	—
Payments under equipment financing facilities and finance leases	(1.4)	(1.7)	(6.2)	(8.0)
Payment of dividends on Preferred Stock	(6.0)	(6.0)	(24.0)	(24.0)
Proceeds from issuance of common stock related to equity awards	5.2	7.1	24.4	9.5
Payment of taxes related to net share settlement of equity awards	(4.4)	(2.8)	(6.1)	(3.6)
Net cash provided by (used in) financing activities	(9.1)	(105.8)	(1,119.3)	(102.4)

Effect of exchange rate changes on cash and cash equivalents	0.1	(1.0)	0.6	(0.9)

Net increase (decrease) in cash and cash equivalents	(34.2)	(163.2)	(235.6)	417.7
Cash and cash equivalents, beginning of period	260.0	624.6	461.4	43.7
Cash and cash equivalents, end of period	$225.8	$461.4	$225.8	$461.4

Supplemental Cash Flow Information
Operating cash flows provided by (used in) discontinued operations	$—	$(6.4)	$(21.8)	$66.1
Investing cash flows provided by (used in) discontinued operations	$—	$(2.5)	$—	$(3.1)
Cash paid during the period for:
Interest	$22.2	$47.1	$95.1	$120.0
Income taxes, net of refunds[2]	$40.6	$2.0	$123.8	$(3.5)

____________________

1.
Unless otherwise noted, amounts include both continuing and discontinued operations.
2.
Three months ended December 31, 2021 amount includes $9.9 million related to the Interior Products divestiture.

BEACON ROOFING SUPPLY, INC.

Consolidated Sales by Line of Business

(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended December 31,
	2021		2020		Year-over-Year Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$919.8	52.4%	$844.8	53.6%	$75.0	8.9%
Non-residential roofing products	449.4	25.6%	398.3	25.3%	51.1	12.8%
Complementary building products	385.7	22.0%	333.4	21.1%	52.3	15.7%
	$1,754.9	100.0%	$1,576.5	100.0%	$178.4	11.3%

Sales by Business Day[1,2]
	Three Months Ended December 31,
	2021		2020		Year-over-Year Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$14.8	52.4%	$13.6	53.6%	$1.2	8.9%
Non-residential roofing products	7.3	25.6%	6.4	25.3%	0.9	12.8%
Complementary building products	6.2	22.0%	5.4	21.1%	0.8	15.7%
	$28.3	100.0%	$25.4	100.0%	$2.9	11.3%

__________________________________________________

1.
The three-month periods ended December 31, 2021 and 2020 each had 62 business days.
2.
Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Twelve Months Ended December 31,
	2021		2020		Year-over-Year Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$3,591.2	52.7%	$3,227.4	53.1%	$363.8	11.3%
Non-residential roofing products	1,739.9	25.5%	1,603.1	26.4%	136.8	8.5%
Complementary building products	1,489.3	21.8%	1,247.4	20.5%	241.9	19.4%
	$6,820.4	100.0%	$6,077.9	100.0%	$742.5	12.2%

Sales by Business Day[1,2]
	Twelve Months Ended December 31,
	2021		2020		Year-over-Year Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$14.2	52.7%	$12.7	53.1%	$1.5	11.7%
Non-residential roofing products	6.9	25.5%	6.3	26.4%	0.6	9.0%
Complementary building products	5.9	21.8%	4.9	20.5%	1.0	19.8%
	$27.0	100.0%	$23.9	100.0%	$3.1	12.7%

__________________________________________________

1.
Calendar years 2021 and 2020 had 253 and 254 business days, respectively.
2.
Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures

(Unaudited; in millions)

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:

•
Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•
Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss) from continuing operations, excluding the impact of the adjusting items (as described below).
•
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).

We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.

We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.

While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures (continued)

(Unaudited; in millions)

Adjusting Items to Non-GAAP Financial Measures

The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):

•
Acquisition costs. Represent certain costs related to historical acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; and amortization of debt issuance costs.
•
Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of the Interior Products and Solar Products divestitures; accrued estimated costs related to employee benefit plan withdrawals; and debt refinancing and extinguishment costs.
•
COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic; and income tax provision (benefit) stemming from the revaluation of deferred tax assets and liabilities made in conjunction with our application of the CARES Act.

The following table presents the impact and respective location of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense			Non-Operating Expense
	SG&A1	Amorti-zation	Loss on Sale of Business	Interest Expense	Other (Income) Expense	Income Taxes[2]	Total
Three Months Ended December 31, 2021
Acquisition costs	$0.4	$22.2	$—	$1.0	$—	$—	$23.6
Restructuring costs	2.9	—	22.3	0.3	—	—	25.5
COVID-19 impacts	1.0	—	—	—	—	—	1.0
Total adjusting items	$4.3	$22.2	$22.3	$1.3	$—	$—	$50.1
Three Months Ended December 31, 2020
Acquisition costs	$1.1	$25.5	$—	$2.0	$—	$—	$28.6
Restructuring costs	1.9	—	—	0.9	—	—	2.8
COVID-19 impacts	0.3	—	—	—	—	—	0.3
Total adjusting items	$3.3	$25.5	$—	$2.9	$—	$—	$31.7

Twelve Months Ended December 31, 2021
Acquisition costs	$2.6	$97.8	$—	$5.1	$—	$—	$105.5
Restructuring costs[3]	10.4	2.2	22.3	2.1	60.3	—	97.3
COVID-19 impacts	2.3	—	—	—	—	—	2.3
Total adjusting items	$15.3	$100.0	$22.3	$7.2	$60.3	$—	$205.1
Twelve Months Ended December 31, 2020
Acquisition costs[4]	$6.8	$112.7	$—	$8.0	$(5.1)	$—	$122.4
Restructuring costs[5]	4.2	142.6	—	3.7	1.8	—	152.3
COVID-19 impacts[6]	4.5	—	—	—	—	(0.7)	3.8
Total adjusting items	$15.5	$255.3	$—	$11.7	$(3.3)	$(0.7)	$278.5

______________________________

1.
Selling, general and administrative expense (“SG&A”).
2.
For tax impact of adjusting items, see Adjusted Net Income (Loss) table below.
3.
Other (income) expense includes a loss on debt extinguishment of $60.2 million in connection with the write-off of debt issuance costs and payment of redemption premiums stemming from our refinancing transactions.
4.
Other (income) expense includes a net $5.1 million refund received as the final true-up of the $164.0 million payment resulting from the 338(h)(10) election made in connection with the acquisition of Allied Building Products Corp. on January 2, 2018.
5.
Amortization includes the impact of non-cash accelerated intangible asset amortization of $142.6 million related to the write-off of certain trade names in connection with our rebranding efforts.
6.
Income taxes consist of a tax benefit of $0.7 million stemming from the revaluation of deferred tax assets and liabilities made in conjunction with our application of the CARES Act.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures (continued)

(Unaudited; in millions)

Adjusted Operating Expense

The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating expense	$355.2	$304.6	$1,351.5	$1,369.0
Acquisition costs	(22.6)	(26.6)	(100.4)	(119.5)
Restructuring costs	(25.2)	(1.9)	(34.9)	(146.8)
COVID-19 impacts	(1.0)	(0.3)	(2.3)	(4.5)
Adjusted Operating Expense	$306.4	$275.8	$1,213.9	$1,098.2

Net sales	$1,754.9	$1,576.5	$6,820.4	$6,077.9
Operating expense as % of sales	20.2%	19.3%	19.8%	22.5%
Adjusted Operating Expense as % of sales	17.5%	17.5%	17.8%	18.1%

Adjusted Net Income (Loss)

The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss) from continuing operations	$68.1	$47.4	$241.9	$(9.9)
Adjusting items:
Acquisition costs	23.6	28.6	105.5	122.4
Restructuring costs	25.5	2.8	97.3	152.3
COVID-19 impacts	1.0	0.3	2.3	3.8
Total adjusting items	50.1	31.7	205.1	278.5
Less: tax impact of adjusting items[1]	(12.9)	(8.1)	(52.6)	(70.0)
Total adjustments, net of tax	37.2	23.6	152.5	208.5
Adjusted Net Income (Loss)	$105.3	$71.0	$394.4	$198.6

Net sales	$1,754.9	$1,576.5	$6,820.4	$6,077.9
Net income (loss) as % of sales	3.9%	3.0%	3.5%	(0.2%)
Adjusted Net Income (Loss) as % of sales	6.0%	4.5%	5.8%	3.3%

______________________________

1.
Amounts represent tax impact on adjusting items that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjusting items for the three months ended December 31, 2021 and 2020 were calculated using a blended effective tax rate of 25.7% and 25.6%, respectively. The tax impact of adjusting items for the twelve months ended December 31, 2021 and 2020 were calculated using an effective tax rate of 25.6% and 25.1%, respectively.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures (continued)

(Unaudited; in millions)

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss) from continuing operations	$68.1	$47.4	$241.9	$(9.9)
Interest expense, net	17.0	31.3	86.7	135.0
Income taxes	20.9	17.7	80.5	0.8
Depreciation and amortization	38.7	39.4	161.5	311.5
Stock-based compensation	2.8	3.8	17.4	15.0
Acquisition costs[1]	0.4	1.1	2.6	1.7
Restructuring costs[1]	25.2	1.9	93.0	6.0
COVID-19 impacts[1]	1.0	0.3	2.3	4.5
Adjusted EBITDA	$174.1	$142.9	$685.9	$464.6

Net sales	$1,754.9	$1,576.5	$6,820.4	$6,077.9
Net income (loss) as % of sales	3.9%	3.0%	3.5%	(0.2%)
Adjusted EBITDA as % of sales	9.9%	9.1%	10.1%	7.6%

______________________________

1.
Amounts represent adjusting items included in SG&A, loss on sale of business, and other income (expense); remaining adjusting item balances are embedded within the other line item balances reported in the table.